SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2000

LIGHTNING ROD SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-18809
(Commission File Number)

41-1614808
(I.R.S. employer Identification No.)

7301 Ohms Lane, Suite 600,
Minneapolis, Minnesota                      55439
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (612) 837-4000

CE SOFTWARE HOLDINGS, INC.
(Former name or former address, if changed since last report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

In accordance with approval obtained at its annual meeting on April 27, 2000, CE Software Holdings, Inc. (the "Registrant") completed the acquisition of Lightning Rod Software, Inc. (formerly known as ATIO Corporation USA, Inc. and hereafter "Lightning Rod") on April 28, 2000 through the merger (the "Merger") of Lightning Rod with and into the Registrant. In accordance with the Amended and Restated Agreement and Plan of Merger, as amended (the "Merger Agreement") governing the transaction, the name of the Registrant became "Lightning Rod Software, Inc." after the Merger, and the directors and officers of Lightning Rod became the directors and officers of the Registrant. The Registrant issued a total of 1,044,429 shares of its common stock to shareholders and warrant holders of Lightning Rod in the Merger and assumed the obligation to issue an additional 189,571 shares of its common stock upon exercise of Lightning Rod options.

Immediately prior to consummation of the Merger, the Registrant declared and paid a dividend to all of its shareholders as of record as of the close of business on April 28, 2000 of one share of the Common Stock of CE Software, Inc. ("CSI"), its wholly owned operating subsidiary, for each outstanding share of the Registrant. Substantially all of the business operations of the Registrant were conducted through CSI prior to this spin-off.

In accordance with the Merger Agreement, prior to the Merger the Registrant's assets consisted of approximately $1,543,000 of cash and short term investments, $548,000 of which was placed in an special escrow account at the effective time of the Merger, and a $3,221,000 receivable from Lightening Rod that was extinguished through the Merger. The special escrow account is to be disbursed to CSI simultaneous with the exercise of options on the Registrant's stock held by persons who were employees and directors of the Registrant prior to the Merger. The Registrant had virtually no recorded liabilities at the time of the Merger.

The Registrant also sold to one of the shareholders of Lightning Rod a total of 70,234 shares at a price of $6.48 per share paid in cash and by cancellation of certain indebtedness at the effective time of the Merger. The shareholder executed a promissory note in the amount of $509,725.65 to secure its obligation to purchase an additional 78,666 shares pursuant to the Merger Agreement. Another Lightning Rod shareholder pledged a total of 314,062 shares to secure its obligation to purchase a like number of shares.

The Merger was treated as a tax-free reorganization for tax purposes. For accounting purposes, the Merger was treated as a reverse acquisition of the Registrant by Lightning Rod. Because of the spin-off of CSI and the subsequent private sale of securities (see item 5), the Merger had the effect of a financing transaction for Lightning Rod. Accordingly, the historical financial statements of Lightning Rod became the historical financial statements of the Registrant as a result of the Merger.

ITEM 4.  CHANGES IN THE REGISTRANT'S CERTIFYING ACCOUNTANT

Effective as of the date of the Merger (April 28, 2000), the financial statements of Lightning Rod became the financial statements of the Registrant. Because PricewaterhouseCoopers LLP ("PWC"), the independent accountants of Lightning Rod, were the independent accountants who had audited such financial statements, on May 11, 2000 the board of directors of the Registrant determined to replace KPMG LLP ("KPMG") with PWC as its independent accountants.

The reports of KPMG on the financial statements of the Registrant for its fiscal years ended September 30, 1999 and September 30, 1998 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Registrant's two most recent fiscal years and the subsequent interim period through May 11, 2000, (i) there were no disagreements between the Registrant and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years (a "Disagreement") and (ii) there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission (the "Commission").

The Registrant has not, during the Registrant's two most recent fiscal years or the subsequent interim period through May 11, 2000, consulted with PWC regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, and no written report was provided to the Registrant or oral advice was provided that PWC concluded was an important factor that should be considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue.

The Registrant has furnished KPMG with a copy of this Form 8-K and has requested that KPMG furnish it with a letter addressed to the Commission stating whether it agrees with the above statements. A copy of KPMG's letter to the Commission, dated May 12, 2000, is filed as Exhibit 16.1 to this current report on Form 8-K.

ITEM 5. OTHER EVENTS

Resignation and Replacement of Officers and Directors

The Merger Agreement required that all of the officers and directors of the Registrant resign immediately prior to the effective time of the Merger and that the officers and directors of Lightning Rod would become the officers and directors of the surviving corporation. Accordingly, effective April 28, 2000, Christian F. Gurney, Richard A. Skeie, John S. Kirk, Sheldon T. Fleck and David J. Lundquist resigned as directors of the Registrant and the following individuals, who were directors of Lightning Rod immediately before the Merger, became the directors of the
Registrant:

Willem Ellis, age 41, became President, Chief Executive Officer and a Director of the Registrant as a result of the Merger. Mr. Ellis has been President, Chief Executive Officer and a Director of Lightning Rod since October 1997. Prior to that time, Mr. Ellis was President and a founder for more than five years of Atio Corporation (Pty) Ltd. ("Atio"), a South African company that developed and marketed the CyberCall software now owned by the Registrant.

Thomas Patin, age 54, became General Counsel and a Director of the Registrant as a result of the merger. Mr. Patin has also served as a Director since September 1998, and as Executive Vice President and General Counsel since December 10, 1999, of Destron Fearing Corp ("DFCO"). From October 1998 until December 10, 1999, Mr. Patin served as a consultant to DFCO. Mr. Patin has served as the President and a

Director of TR Restaurants of Bloomington, Inc.
from 1988 to present. Mr. Patin also served as General Counsel for Gaming Corporation of America from August 1992 to December 1995.

Thomas F. Madison, age 64, became a Director of the Registrant as a result of the Merger. Since January 1993, he has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. From December 1996 to March 1999, Mr. Madison served as Chairman of Communications Holdings, Inc. Since August 1999, Mr. Madison has served as Chairman of AetherWorks, Inc. From February 1994 to September 1994, Mr. Madison served as Vice Chairman and Chief Executive Officer at Minnesota Mutual Life Insurance Company. From June 1987 to December 1992, Mr. Madison was President of US WEST Communications Markets, a division of US WEST, Inc. Mr. Madison also serves on the boards of directors of Valmont Industries Inc., Reliant Energy Minnegasco, ACI Telecentrics, Digital River, Inc., Span Link Communications and Delaware Group of Funds.

James E. Ousley, age 64, became a director of the Registrant as a result of the Merger. Mr. Ousley has been President and Chief Executive Officer of Syntegra
(USA) Inc. & Asia since August 31, 1999. Mr. Ousley was President and Chief Executive Officer of Control Data Corporation ("CDC") (since the spin-off of CDC from Ceridian Corporation ("Ceridian")) from July 31, 1992 to August 31, 1999. Mr. Ousley was President of Ceridian's Computer Products business since 1989 and was Executive Vice President of Ceridian from February 1990 until the spin-off of the Registrant. From January 1989 to April 1989, Mr. Ousley was Vice President, Marketing and Sales for Ceridian's Computer Products business andprior thereto he held various positions with Ceridian. Mr. Ousley is also a director Activcard S.A., (EASDAQ as ACTV), an internet security software company, and Datalink Systems Corporation, a data storage integration company, and Bell Microproducts, Inc. a company that distributes software and computer products.

Sven A. Wehrwein, age 49, became a director of the Registrant as a result of the Merger. From December 1998 to February 1999, Mr. Wehrwein was the Chief Financial Officer of Digi International Inc. From November 1997 to July 1998, Mr. Wehrwein was Chief Financial Officer of the Center for Diagnostic Imaging. He served as Chief Financial Officer of InStent Inc. from June 1995 to August 1996. InStent was acquired by Medtronic, Inc. in June 1996. From time to time between January 1995 and the present, Mr. Wehrwein has acted as an independent financial consultant. From July 1990 to December 1994, Mr. Wehrwein served as a Managing Director in the Corporate Finance Department of Wessels, Arnold & Henderson, a Minneapolis-based investment banking firm. Mr. Wehrwein is a Certified Public Accountant. Mr. Wehrwein also serves as a director of Zamba Corporation and Vital Images, Inc., publicly-held companies.

In addition to Mr. Ellis, the following individuals became executive officers of the Registrant as a result of the Merger:

Bouwe Hamersma, Age 40, became Chief Technical Officer of the Registrant as a result of the merger. Mr. Hamersma served as Chief Technical Officer of Lightning Rod from July 1999 until the date of the Merger. From July 1991 to July 1999, Mr. Hamersma held various positions with Atio, lastly as Executive Director of Customer Interactive Solutions.

Jeffrey D. Skie, age 32, will become Chief Financial Officer of the Registrant upon commencement of his employment on May 8, 2000. Mr. Skie was the Director of Finance of Gelco Information Network, from 1997 until starting with the Registrant. From 1992 until 1996, Mr. Skie was the Controller of Apertus Technologies, Inc.

Private Placement

On May 1, 2000, the Registrant completed the private offering and sale of 875,000 units (each unit consisting of one share of common stock and one warrant to purchase, at an exercise price of $10.00 per share, one share of common stock), at a price of $8.00 per unit, raising gross proceeds of $7 million. The subscription funds for this private offering had been placed in escrow pending completion of the Merger and the satisfaction of certain other conditions, including shareholder approval at the April 27, 2000 shareholder meeting.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

The following financial statements of Atio Corporation USA, Inc. are attached as Schedule A immediately following the signature page of this Form 8-K:

    Balance Sheets as of December 31, 1999 and December 31, 1998

    Statements of Operations for the years ended December 31, 1999 and December 31, 1998

    Statement of Changes in Stockholders' Equity for the years ended December 31, 1999 and December 31, 1998

    Statements of Cash Flows for the years ended December 31, 1999 and December 31, 1998

   Notes to Financial Statements

   Report of Independent Accountants of PricewaterhouseCoopers LLP

The following financial statements of Lightning Rod Software, Inc. (formerly Atio Corporation USA, Inc.) are attached as Schedule B following the 1999 financial statements in Schedule A:

   Unaudited Balance Sheets as of March 31, 2000 and March 31, 1999.

   Unaudited Statement of Operations for the three months ended March 31, 2000 and March 31, 1999

   Unaudited Statement of Cash Flows for the three months ended March 31, 2000 and March 31, 1999

(b)  PRO FORMA FINANCIAL INFORMATION

The following pro forma financial statements, which are included on pages 12 through 14 of the Definitive Proxy Statement are hereby incorporated by reference:

   Unaudited Pro Forma Combined Balance Sheet at December 31, 1999

   Unaudited Pro Forma Combined Summaries of Operations for the:

       Three months ended December 31, 1999
       Year ended September 30, 1999

   Notes to Unaudited Pro Forma Combined Balance Sheet and Summaries of
   Operations

The following pro forma financial statements are attached as Schedule C following the historical financial statements attached to this Form 8-K:

   Unaudited pro forma combined balance sheet as of March 31, 2000

   Unaudited pro forma combined summary of operations for the three month period ending March 31, 2000.

   Notes to Unaudited Pro Forma Combined Balance Sheet and Summaries of
   Operations

(c) EXHIBITS

The following exhibits are filed with this report on Form 8-K:

2.1 Amended and Restated Agreement and Plan of Merger dated as of December 28, 1999 between the Registrant, Lightning Rod, and certain shareholders of Lightning Rod, together with Exhibits 1.1.4, 1.2, 5.4, 7.3, 7.8, 7.10, and 7.11 thereto (Incorporated by reference to Appendix A on pages A-1 to A-55 to the Definitive Proxy Statement).

3.1   Certificate of Amendment to Certificate of Incorporation

3.2 CE Software Holdings, Inc. 2000 Stock Option Plan (Incorporated by Reference to Appendix C on pages C-1 to C-13 to the Definitive
Proxy Statement).

16.1  Letter of KPMG LLP

99.1  Press Release of the Registrant dated April 28, 2000.

ITEM 8.  CHANGE IN FISCAL YEAR

On May 11, 2000, the Board of Directors of the Registrant adopted the fiscal year of Lightning Rod as the fiscal year of the Registrant and therefore changed the Registrant's fiscal year end from September 30 of each year to December
31 of each year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LIGHTNING ROD SOFTWARE, INC.
/s/ Willem Ellis
Willem Ellis, President and Chief Executive Officer
Dated:  May 11, 2000

SCHEDULE A



ATIO CORPORATION USA, INC.

Historical Financial Statements at, and for the Year ended, December 31, 1999 and 1998

ATIO Corporation USA
Financial Statements
December 31, 1999

Report of Independent Accountants


To the Board of Directors and Shareholders of ATIO Corporation USA Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of ATIO Corporation USA Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has a shareholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 1 to the financial statements, in December 1999, the Company entered into a merger agreement with CE Software Holdings, Inc.




PricewaterhouseCoopers LLP
March 10, 2000

ATIO CORPORATION USA, INC.
BALANCE SHEETS


                                                               December 31,
                                                            1999            1998
Assets
Current assets:
    Cash                                                 $     121,383   $         300
    Accounts receivable (net)                                  183,643         168,754
    Prepaid expenses                                           103,001          38,188
                                                         _____________   _____________
       Total current assets                                    408,027         207,242
Property and equipment:
    Equipment                                                  566,454         460,026
    Leasehold improvements                                     186,889         186,889
                                                         _____________   _____________
                                                               753,343         646,915
    Accumulated depreciation and amortization                 (408,950)       (194,699)
                                                         _____________   _____________
                                                               344,393         452,216
                                                         _____________   _____________
       Total assets                                      $     752,420   $     659,458
                                                         _____________   _____________
                                                         _____________   _____________

Liabilities, Redeemable Stock and Shareholders' Deficit

Current liabilities:
    Accounts payable                                     $   1,224,627   $     435,889
    Due to affiliates                                           66,307          38,448
    Accrued payroll and related items                          725,896         270,619
    Other accrued expenses                                     428,934         124,748
    Deferred revenue                                            90,791           7,779
    Notes payable-affiliate                                  2,815,980       1,636,366
    Notes payable-other                                      1,350,000               -
                                                         _____________   _____________
        Total current liabilities                            6,702,535       2,513,849
                                                         _____________   _____________
Redeemable common stock                                        500,000         500,000
                                                         _____________   _____________

Shareholders' deficit:
    Common stock at $.01 par value, 50,000,000 shares
      authorized, 8,700,000 and 7,600,000 shares issued
      and outstanding at December 31, 1999 and 1998             87,000          76,000
    Additional paid-in capital                               6,597,088       5,946,838
    Unearned compensation                                      (26,687)        (49,562)
    Accumulated deficit                                    (13,107,516)     (8,327,667)
                                                         _____________   _____________
        Total shareholders' deficit                         (6,450,115)     (2,354,391)
                                                         _____________   _____________
        Total liabilities, redeemable stock and
        shareholders' deficit                            $     752,420   $     659,458
                                                         _____________   _____________
                                                         _____________   _____________

The accompanying notes are an integral part of the financial statements.

ATIO CORPORATION USA, INC.
STATEMENTS OF OPERATIONS

                                                                Year Ended December 31,
                                                                1999            1998
Revenues:
   Software                                              $   1,244,200   $     348,068
   Services                                                    850,901         348,517.
                                                         _____________    _____________
      Total revenue                                          2,095,101         696,585
                                                         _____________    _____________
Cost of revenues:
   Software                                                    271,837          59,434
   Services                                                    984,604         617,707
                                                         _____________   _____________
                                                             1,256,441         677,141
                                                         _____________   _____________
      Gross profit                                             836,660          19,444
                                                         _____________   _____________
Operating expenses:
   Sales and marketing expenses                              1,986,553       1,603,649
   General and administrative                                1,914,565       1,430,875
   Research and development                                  1,088,089       1,105,285
                                                         _____________   _____________
      Total operating expenses                               4,989,207       4,139,809
                                                         _____________   _____________
Loss from operations                                        (4,150,547)     (4,120,365)
Interest expense, net                                          629,302          48,452
                                                         _____________   _____________
Net loss                                                $   (4,779,849)  $  (4,168,817)
                                                         _____________   _____________
                                                         _____________   _____________

The accompanying notes are an integral part of the financial statements.

ATIO CORPORATION USA, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                                                                                                       Total
                            Common Stock     Additional                  Stock                      Shareholders'
                         Number               Paid-in     Accumulated  Subscription    Unearned       Equity
                         of shares   Amount   Capital       Deficit    Receivable    Compensation    (Deficit)
Balance at December 31,
  1997                   7,600,000   76,000   5,878,213    (4,158,850)  (2,063,333)                   (267,970)
Development services
  provided                                                                 548,333                     548,333
Collection on stock
  subscription receivable                                                1,515,000                   1,515,000
Unearned compensation                                                                    (68,625)      (68,625)
Compensation expense
  recognized                                     68,625                                   19,063        87,688
Net loss                                                   (4,168,817)                              (4,168,817)
                         _____________________________________________________________________________________
Balance at December 31,
  1998                   7,600,000   76,000   5,946,838    (8,327,667)           -       (49,562)   (2,354,391)
Warrant for private
  placement costs on
  terminated offering                            31,250                                                 31,250
Warrants issued with
  bridge loan                                   480,000                                                480,000
Principal shareholder
  transaction                                   150,000                                                150,000
Compensation expense
  recognized                                                                              22,875        22,875
Issuance of shares
  for product and
  distribution rights
  held by a con-
  trolling shareholder
  (see Note 10)          1,100,000   11,000     (11,000)
Net loss                                                   (4,779,849)                              (4,779,849)
                         _____________________________________________________________________________________
Balance at December 31,
   1999                  8,700,000  $87,000  $6,597,088  $(13,107,516)         $ -      $(26,687)  $(6,450,115)
                         _____________________________________________________________________________________
                         _____________________________________________________________________________________


The accompanying notes are an integral part of the financial statements.

ATIO CORPORATION USA, INC.
STATEMENTS OF CASH FLOWS

                                                             Year Ended December 31,
1999 1998

Cash flows from operating activities:
    Net loss                                              $  (4,779,849)  $  (4,168,817)
    Adjustments to reconcile net loss to net
       cash used in operating activities:
       Depreciation and amortization                            214,251         125,003
       Compensatory stock options                                22,875          19,063
       Development services                                           -         548,333
       Compensation expense converted to equity                 150,000               -
       Warrants issued with bridge loan                         480,000               -
       Warrants for terminated offering                          31,250               -
    Changes in operating assets and liabilities:
       Account receivable                                       (14,889)        (81,353)
       Prepaid expenses                                         (64,813)          5,684
       Accounts payable                                         788,738         183,823
       Deferred revenue                                          83,012           7,779
       Accrued payroll and benefits                             455,277         246,954
       Other current liabilities                                      -               -
       Other accrued expenses                                   304,186          91,855
                                                           _____________________________
           Net cash used in operating activities             (2,329,962)     (3,021,676)
                                                           _____________________________
Cash flows from investing activities:
    Purchase of equipment and leasehold improvements           (106,428)       (349,596)
                                                           _____________________________
           Net cash used in investing activities               (106,428)       (349,596)
                                                           _____________________________
Cash flows from financing activities:
    Net advances from affiliates                              1,207,473       1,537,789
    Proceeds from issuance of short-term notes                1,350,000               -
    Subscription receivable collections                               -       1,515,000
                                                           _____________________________
           Net cash provided by financing activities          2,557,473       3,052,789
                                                           _____________________________
Net increase (decrease) in cash                                 121,083        (318,483)
Cash at beginning of period                                         300         318,783
                                                           _____________________________
Cash at end of period                                     $     121,383  $          300
                                                           _____________________________
                                                           _____________________________
Noncash investing and financing transaction:
     Development services provided for payment of
     stock subscription receivable                                    -         548,333


The accompanying notes are an integral part of the financial statements.

1. Organization

Description of Business
ATIO Corporation USA, Inc., (the "Company" or "ATIO USA"), formerly Venturian Software Enterprises, Inc., provides customer contact automation software under the trade name CyberCall. The Company has provided high-technology information services in the Upper Midwest as a value-added dealer of Magic TM software, providing primarily consulting services and custom applications development.

Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred accumulated losses through December 31, 1999 of $13,107,516. The future of the Company is dependent upon its ability to raise additional capital to fund its sales and marketing efforts and the continued development of its products. The Company has agreed to merge with CE Software, Inc. which will provide financing for the Company.

Merger
An agreement and plan of merger (the "Merger Agreement") was executed on December 28, 1999 by and among ATIO USA, ATIO International, Inc., ATIO Corporation (Pty) Ltd., CE Software Holdings, Inc. ("CESH"), the ATIO shareholders, Venturian Corp., and CC Management LLC. The agreement provided for, among other things: the merger of ATIO and CESH; the delivery of $5,000,000 of cash or cash equivalents by CESH for ATIO's benefit at the close of the merger, net of any loans made through that date; short-term funding from Venturian Corp., ATIO International Corp., and CESH to fund continuing operations; the adoption of a new option plan; the restructuring of theterms of the a loan agreement by and between ATIO and CC Management LLC, dated as of March 12, 1999, as amended on June 3, 1999 and June 16, 1999; additional equity investments totaling $3,000,000 by the existing institutional shareholders; and; a total of $7,500,000 of funding on or before the closing of the merger, including the loans from current institutional investors, CESH loans or available cash, and capital raised through a private placement of equity.

The Merger Agreement requires Venturian, either by exchange of indebtedness, by cash payment or by a combination, to purchase 148,900 shares of CESH common stock for $964,872 on the date of merger, or forfeit a like number of shares. The Merger Agreement further requires ATIO International to purchase 314,062 shares of CESH common stock for $2,035,121.76 on the date of the merger or forfeit a like number of shares of CESH stock. The merger is subject to shareholder approval by CESH shareholders. If approved, it is expected to close in the second quarter of 2000.

The Company expects that the net proceeds from the planned merger and a private placement of equity that is currently underway will be sufficient to meet its working capital and capital expenditure needs for at least the next twelve months. After that, the Company may need to raise additional funds, and it cannot be certain that it will be able to obtain additional financing on favorable terms, if at all. If the Company cannot raise funds, if needed, on acceptable terms, it may not be able to develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial condition and results of operations.


2. Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company monitors its customers' financial condition to minimize its risks associated with trade accounts receivable, but generally does not require collateral from its customers.

Fair Value Disclosure of Financial Instruments
The Company's financial instruments consist of short-term trade receivables and payables for which current carrying amounts are equal to or approximate fair market value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and maturities.

Property and Equipment
Property and equipment are stated at cost. Depreciation is determined for financial reporting purposes using the straight-line method over the estimated useful lives (three to five years) of the assets and for tax purposes using accelerated methods. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in operations. Leasehold improvements are amortized over the shorter of their useful life or the lease term.

Research and Development
Research and development expenditures are expensed as incurred.

Software Development Costs
Costs incurred internally in creating computer software are charged to expense when incurred. Technological feasibility is established upon completion of a working model. No costs have been capitalized pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," since the period between achieving technological feasibility and completion of such software is relatively short and software development costs qualifying for capitalization have been insignificant.

Revenue Recognition
Revenue on software sales is recognized upon shipment, if no significant vendor obligations remain and collection is probable. The Company evaluates arrangements that include professional services to determine whether those services are essential to the functionality of other elements of the arrangement. When professional services are considered essential, revenues from the arrangement are recognized using contract accounting, generally on a percentage of completion basis. Revenue from maintenance contracts is recognized on a straight-line basis over the contract period which is typically twelve months. Other service revenues, such as training and consulting, are recognized when services are performed.

Income Taxes
The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recorded based on differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Recently Issued Accounting Pronouncements
In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. As amended by SFAS No. 137, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a significant effect on its financial position or results of operations.

In November 1998, the FASB cleared for issuance SOP 98-9, "Modifications of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," which will retain limitations of SOP 97-2 on what constitutes vendor specific objective evidence of fair value. SOP 98-9 will be effective for all transactions entered into in fiscal years beginning after March 15, 1999.
The Company believes that its current revenue recognition policies and practices are consistent with the provisions of the new guidance.

In February 1998, the AcSEC issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The adoption of SOP 98-1 as of January 1, 1999, did not have a significant effect on the Company's financial position or results of operations.


3. Financing and Development Services Agreement

Effective October 1, 1997, the Company entered into an agreement with Atio International. Pursuant to the terms of the agreement, the Company issued 2,000,000 shares of its common stock to Atio International in exchange for $3,500,000 and a royalty-free license with respect to Atio International's AtioCall products. The agreement provides for the $3,500,000 to be provided in cash and development services by Atio PTY, on behalf of Atio International, due in various installment payments with the final payment made in August 1998.

There were additional agreements entered into in connection with the agreement. Certain of these agreements were modified or terminated as described in the Restructuring section of Note 10. These additional agreements were as follows:

Technology and License Agreement
The Technology and License Agreement (the "License Agreement"), among other things, provides (i) the Company with a worldwide exclusive right to Atio International's AtioCall products, (ii) for the transfer of the AtioCall product rights to the Company, subject to certain conditions, no later than December 31, 1999, (iii) that Atio PTY furnish certain development services to the Company in connection with this exclusive right, and (iv) that $800,000 of the amount owed by Atio PTY for the purchase of the Company's c ommon stock be paid by providing development services to the Company.
The restructuring accelerated the transfer. As of December 31, 1999, Atio PTY has satisfied its obligations to the Company for the stock purchase.

Technology Development and Support Agreement
The Technology Development and Support Agreement (the "Development Agreement"), among other things, provides for Atio PTY to perform such product development services as to which the Company and Atio PTY mutually agree. The Company is required to purchase development services exclusively from Atio PTY until March 1, 1999; thereafter, the Company may purchase such services from any source. Compensation for the development and support service is based upon annual budgets mutually agreed to by Atio PTY and the

Company. Atio PTY provided development services to the Company of $824,350 and $548,333 during 1999 and 1998, respectively, which were paid for through an offset to the stock subscription receivable. The Development Agreement also provides for additional compensation to Atio PTY of five percent of the Company's gross profit from the licensing of AtioCall products for the period from September 1, 1998 through August 31, 2000.

Shareholders' Agreement
The Shareholders' Agreement (the "Shareholders' Agreement"), among other things, sets forth (i) various terms and restrictions for the transfer of any of the Company's shares of common stock, (ii) certain matters with respect to the governance of the Company, and (iii) the Company's responsibility to redeem Sharon's shares of common stock upon his termination or death, at a price as defined in the Shareholders' Agreement. The Shareholders' Agreement provides rights including capital call requirements and Venturian's ability to merge the Company with Atio International.

The principal terms of the Shareholders' Agreement shall terminate immediately if a registration statement filed by the Company in connection with the sale of its common shares is declared effective by the Securities and Exchange Commission and the sale of common shares is consummated. The agreement will terminate upon closing of the merger with CE Software, Inc.

Distribution Agreement
The Distribution Agreement (the "Distribution Agreement") provides for Atio International to have exclusive distribution rights outside of North America for the Company's CyberCall products.

Services Agreement
Pursuant to the terms of the Services Agreement (the "Services Agreement"), Atio International is to provide the Company with certain general and product development services, as defined for $29,708 per month plus quarterly and annual incentive payments, as defined.

The term of the Services Agreement is for four years and may be renewed for successive one year periods. The Services Agreement may be terminated by the Company prior to that time upon written notice and may result in 12 months of additional payments upon termination.

4. Employee Benefit Plan

Effective January 1, 1998, the Company adopted a defined contribution plan (the "Plan") which covers all full time employees who are over the age of 21 and have been employed by the Company for three consecutive months. The Company matches 50% of the first 4% of the employee's contributions. During 1999, the Company contributed $25,647 to the Plan.


5. Lease Commitments

The Company's operations are conducted in a leased facility under an agreement expiring in July 2000. In addition, the Company also leases certain office equipment under operating leases. Rent expense was $290,186 and $316,371 for the years ended December 31, 1999 and 1998, respectively.

Future minimum lease payments under operating leases are as follows:

Year Ended December 31
        2000               $181,733
        2001                 35,656
        2002                  2,916

6. Income Taxes

As of December 31, 1999, the Company has approximately $9,200,000 of net operating loss carry forwards for federal income tax purposes. The net operating loss carry forwards are generally available to offset future taxable income and begin to expire in the year 2012. Utilization of these net operating loss carry forwards in the future by the Company may be limited or deferred subject to Section 382 of the Internal Revenue Code. No future tax benefit for such carry forwards or other temporary differences has been recorded as a deferred tax asset since utilization of such benefits is not presently deemed by management to be more likely than not, based on the weight of available evidence.


7. Stock Options

In 1999, the Company adopted the 1999 Stock Incentive Plan. This plan provides participating employees the right to purchase common stock of the Company through incentive and non-qualified stock options. Total shares available for grant under the 1999 Plan were 5,000,000. In November 1996, the Company's board of directors and shareholders adopted the 1996 Stock Option Plan (the "1996 Plan"). With the adoption of the 1999 Plan, no additional options will be granted out of the 1996 Plan. Under the plan's, incentive stock options should be granted at the fair market value of the common shares on the date of the grant. The option term is fixed at the date of grant and may not exceed ten years from the date the option is granted. Options become exercisable in installments over three years.

Stock Split and Recapitalization
A two for one stock split was authorized as part of the mid-December corporate resolutions. All references to shares and per share amounts included in these financial statements and related notes have been adjusted to give retroactive effect to the stock split. The Board also approved increasing the number of authorized shares to 50,000,000 shares.

The following is a summary of stock option activity:

                                             1999                    1998
                                                 Weighted                  Weighted
                                                 Average                   Average
                                                 Exercise                  Exercise
                                       Shares      Price        Shares      Price
Outstanding at beginning of year     1,401,500      $0.62       342,500     $0.56
Granted                              1,955,852      $0.63     1,575,900     $0.63
Forfeited                             (418,100)                (516,900)    $0.57
                                     __________               __________
Outstanding at end of year           2,939,252      $0.62     1,401,500     $0.62
                                     __________               __________
                                     __________               __________

Options exercisable at end of year     752,971      $0.63        50,000     $0.50
                                     __________               __________
                                     __________               __________
Weighted average fair value of
   options granted during
   the year                                         $0.22                   $0.25


The Company has 6,472,500 shares upon which options may be granted. The Company has granted 2,939,252 shares through December 31, 1999. At December 31, 1999 3,533,248 options were available for grant under the plan.

The following summarizes information about stock options outstanding as of December 31, 1999:

             Options Outstanding                Options Exercisable
                        Weighted
                         Average    Weighted                Weighted
                        Remaining    Average                 Average
Exercise   Number      Contractual  Exercise    Number      Exercise
Price    Outstanding      Life        Price    Excisable      Price
  $.50      100,000      7 years      $0.50      50,000       $0.50
  $.63    2,839,252    9.3 years      $0.63     702,971       $0.63
          _________                            ________
          2,939,252                             752,971

For the purpose of applying the fair value method as prescribed by SFAS No. 123, the Company used the following weighted average assumptions for grants in 1998; dividend yield of 0%, expected volatility of 0%, a risk-free interest rate of 6.2% based on quoted U.S. Treasury rates on the date of the related option grants, and an expected life of seven years.

Stock-Based Compensation
In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB Opinion No. 25"). Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation expense recognized for stock options granted to employees with an exercise price below fair market value at the date of grant was $22,875 and $19,063 during 1999 and 1998, respectively.

As permitted by SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation expense related thereto. If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, the Company's net loss would have been as follows:

                                 1999        1998
Net loss as reported        $(4,779,849) $(4,168,817)
Net loss pro forma           (5,020,627)  (4,277,281)


8. Major Customers

The Company had the following customers that accounted for more than 10% of the Company's revenue:


                        1999         1998
Customer               Revenue     Revenue
A                     $581,348    $182,600
B-Related party        402,622     127,722

9. Debt

Factored Accounts Receivable
On January 7, 1999, the Company factored, with recourse, their accounts receivable balance through Silicon Valley Financial Services. The amount factored included a significant portion of the December 31, 1998 accounts receivable balance. Once Silicon Valley Financial Services was repaid during March 1999, this financing arrangement was terminated at an immaterial cost to the Company.

Note Payable - Other
The Company obtained a bridge loan with CC Management LLC dated March 12, 1999. The initial maximum borrowing amount was $1,000,000 and was available subject to an interim drawdown schedule of $550,000 available immediately increased by $150,000 in each of the three succeeding months.
The loan is collateralized by a first secured interest in all the Company's tangible and intangible assets currently owned or hereinafter acquired. Interest on the principal accrues at 12.875% and is payable monthly. The principal amount plus any accrued interest was due on August 30, 1999.

On June 3, 1999, the Company entered into a Loan Restructure Agreement with the lender. The lender agreed to extend the time period for the private placement from June 1, 1999 to July 15, 1999, advance the final $150,000 on June 3, 1999 pursuant to the original bridge loan agreement, and to advance up to an additional $350,000 on or after June 7, 1999 for a maximum borrowing of $1,350,000. At December 31, 1999, $1,350,000 was due under this agreement plus accrued interest of $120,735. The Company was in violation of its loan covenants during 1999 and the loan was in default.

Under these various bridge loan agreements, the Company agreed to issue warrants exercisable for shares equal to 5.7% of the outstanding common stock on a fully diluted basis at the time of issuance at an exercise price of $0.005 per warrant share. The warrants will be exercisable for a period of seven years.

In late 1999, the Company agreed to restructure and bring this bridge loan into compliance with CC Management LLC, conditioned on the closing of the merger with CE Software. If the merger is completed, the note will have a new interest rate of 9% and be extended to June 30, 2001. The maturity date will automatically be extended to January 1, 2002 if $2,500,000 of additional capital is not raised by ATIO before such date. The agreement also allows for the conversion of the debt to registered common stock at $8.00 per share and fixes the lender's warrant position at 176,301 shares of post-merger CESH common stock. Pursuant to APB 14, the value of these warrants was $480,000 and was fully expensed as of December 31, 1999.


10. Related Party Transactions

Due to Affiliate
Pursuant to the Services Agreement, the Company owed Venturian $51,107 and $23,248 for certain general services performed during the years ended December 31, 1999 and 1998, respectively. In addition, pursuant to the technology development agreement with Atio PTY the Company, owed $15,200 relating to the licensing of AtioCall products at December 31, 1999 and 1998.

Note Payable - Affiliate
During 1999, the Company received advances totaling $634,782 from Atio International for working capital needs. At December 31, 1999 and 1998, $2,396,454 and $1,761,672 was due under this note. Pursuant to record of action dated October 8, 1998, Atio International has the option to demand repayment of the loan or to convert the loan into shares of the Company's common stock on the basis of $.625 per share. This option is exercisable within 12 months from September 30, 1998. Repayment would include interest calculated at U.S. prime interest rate. The Company has accrued interest expense of $50,000 calculated at an average interest rate of 8.25%. The Company has the right to offset recievables from affiliates and has recorded this as such.
The total receivables from affiliates offset were $383,370 and $168,754 at December 31, 1999 and 1998, respectively.

Principal Shareholder Transaction
In 1999, a principal shareholder transferred shares of the Company's common stock, which were personally owned and held, to two executives of the Company as part of a recruiting effort. This transaction was for the benefit of the Company and was accounted for as such. The estimated fair value of the transaction of $150,000 was reflected as both a deemed contribution of capital and a compensation charge.

Restructuring
In mid-December 1999 the Board of Directors and shareholders of ATIO restructured the business and issued several corporate resolutions. Among them was the issuance of 1,100,000 shares of ATIO common stock as consideration for an amendment of the License and Transfer Agreement by ATIO Corporation International, Inc. ("International") that transferred all ATIO International Call Product Rights and international CyberCall distribution rights to ATIO USA. As a result of this transaction, ATIO USA became a controlling shareholder. As such, the rights received by ATIO USA will be accounted for at the predecessor basis of International, which was $0.

Related Party and Debt Conversion
Between October 1999 and February 2000, CESH and Venturian loaned ATIO $1,741,000 and $150,000, respectively. The balance due on the notes due to CESH and Venturian at December 31, 1999 were $625,000 and $150,000, respectively.

Furthermore, in conjunction with the restructuring agreement $1,990,762 worth of obligations incurred by ATIO through July 31, 1999 and held by International will be converted into 3,145,220 shares in 2000 with the completion of the proposed merger (see Note 1).


11. Subsequent Event

Planned Private Equity Financing
The Company and CESH have negotiated with a brokerage firm to manage a private placement financing and assist the Company and CESH, as an agent, in raising up to $5,000,000 of equity capital, with an over-allotment provision of up to an additional $2,000,000, on a best-efforts basis.
The Company will sell common shares in the placement priced at $8 per share and will have warrants with each share purchase with an exercise price of $10 per share.

LIGHTNING ROD SOFTWARE, INC.
(name changed from Atio Corporation USA, Inc. in March, 2000)


Unaudited Historical Financial Statements at, and for the Three Months ended, March 31, 2000 and 1999

ATIO Corporation USA, Inc
Balance Sheets
Three Months March 31, 1999 and 2000

                                              Unaudited        Unaudited
                                                2000            1999
Assets
Current Assets
    Cash                                    $      46,525   $         300
    Accounts receivable (net)                     186,698         442,251
    Prepaid expenses                               80,429         111,086
                                            _____________  _______________
      Total Current Assets                  $     313,652   $     553,637
Property and Equipment
    Equipment                                    692,067          493,521
    Leasehold improvements                       186,889          186,890
                                            _____________  _______________
                                                 878,956          680,411
    Accumulated depreciation                    (465,591)        (243,411)
                                            _____________  _______________
                                                 413,365          437,000
                                            _____________  _______________
      Total Assets                         $     727,017   $      990,637
                                            _____________  _______________
                                            _____________  _______________

Liabilities & Shareholders'  Deficit

Current Liabilities:
    Accounts payable                       $     779,600   $      443,672
    Due to affiliates                             66,306           66,367
    Accrued payroll and related items            823,526          303,681
    Other accrued expenses                       330,322          159,551
    Deferred revenue                              48,917           69,061
    Other current liabilities                      3,286           30,642
    Notes payable - affiliate                  5,070,724        1,901,597
    Notes payable - other                      1,350,000          550,000
                                            _____________  _______________
       Total current liabilities               8,472,681        3,524,571
                                            _____________  _______________
Redeemable Common Stock                          500,000          500,000

Shareholders' Deficit
    Common stock at Par                           87,000           76,000
    Additional paid-in capital                 6,597,088        5,926,838
    Unearned compensation                        (20,968)         (43,841)
    Accumulated deficit                      (14,908,784)      (8,992,931)
                                            _____________  _______________
       Total shareholders' deficit            (8,245,664)      (3,033,934)
                                            _____________  _______________
       Total liabilities and shareholders'
         Deficit                           $     727,017   $      990,637
                                            _____________  _______________
                                            _____________  _______________


ATIO Corporation USA, Inc
Consolidated Statements of Operations
For the Three Months Ended March 31,


                                    Unaudited      Unaudited
                                      2000            1999
Revenues:
   Software                       $    78,142   $   449,377
   Services                            76,533       182,840
                                  ___________  ____________
       Total Revenue                  154,675       632,217

Cost of revenues:
  Software                              9,086       138,327
  Services                            305,798       150,725
                                  ___________  ____________
                                      314,884       289,052
                                  ___________  ____________
        Gross Profit                 (160,209)      343,165
                                  ___________  ____________

Operating expenses:
  Sales and marketing expenses        523,248       415,795
  General and administrative          613,683       411,729
  Research and development            403,250       194,360
                                  ___________  ____________
        Total operating expenses    1,540,181     1,021,884

Loss from operations               (1,700,390)     (678,719)
Interest expense                      100,878         6,545

                                  ___________  ____________
        Net loss                  $(1,801,268)  $  (685,264)
                                  ___________  ____________
                                  ___________  ____________


ATIO Corporation USA, Inc
Statement of Cash Flows
For the Three Months Ended March 31,

                                                Unaudited             Unaudited
                                                  2000                  1999
Cash flows from operating activities
  Net loss                                      $  (1,801,268)    $    (685,264)
  Adjustments to reconcile net loss
    to net cash used in
    operating activities:
       Depreciation and amortization                   56,642            48,712
       Compensatory stock options                       5,720             5,721
       Noncash principal shareholder transactions           -                 -
       Warrants issued with Bridge Loan                     -                 -
       Warrants for terminated offering                     -                 -
    Changes in operating assets and liabilities:
       Account receivable                             (3,055)          (273,496)
       Prepaid expenses                               22,572            (72,899)
       Accounts payable                             (445,030)             7,784
       Due to affiliate                                    -             27,919
       Deferred revenue                              (41,874)            64,061
       Accrued payroll and benefits                   97,630             33,060
       Other current liabilities                       3,286             22,114
       Other accrued expenses                        (98,612)            40,551
                                                  ___________       ____________
           Net cash used in operating activities  (2,203,989)          (781,737)
                                                  ___________       ____________





Cash flows from investing activities:
   Purchase of equipment and leasehold
    Improvements                                    (125,613)           (33,494)
                                                  ___________       ____________
           Net cash used in investing activities    (125,613)           (33,494)
                                                  ___________       ____________
Cash flows from financing activities:
   Bank overdrafts                                         -                  -
   Net advances from affiliates                    2,254,744            265,231
   Proceeds from issuance of short-term notes              -            550,000
   Proceeds from issuance of common stock                  -                  -
           Net cash provided by financing
            Activities                             2,254,744            815,231
                                                  ___________       ____________
Net (decrease) increase in cash                      (74,858)                 -
Cash at beginning of period                          121,383                300
                                                  ___________       ____________
Cash at end of period                          $      46,525     $          300
                                                  ___________       ____________
                                                  ___________       ____________




Management's Discussion and Analysis of Financial Condition and Results of Operations of Lightning Rod Software, Inc. (formerly Atio Corporation USA, Inc.)

RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the financial statements and related notes included elsewhere herein. Historical results and percentage relationships are not necessarily indicative of the operating results for any future period. Within this discussion and analysis, all dollar amounts have been rounded to the nearest thousand.

The following discussion reflects the results of operations Lightning
Rod Software, Inc. (formerly Atio Corporation USA, Inc. and hereafter
LROD), a Minnesota corporation that merged (the "Merger") with and into
the Registrant effective April 28, 2000.   Immediately prior to the Merger,
CE Software, Inc., the operating subsidiary of the Registrant, was spun-off and immediately after the Merger, the surviving corporation completed a private financing, selling $7 million of its common stock and warrants to purchase common stock. Because the officers, directors and operating activities of LROD became the officers, directors and operating activities of the Registrant after the Merger, and considering the financing nature of the transaction, the Merger was accounted for as a reverse acquisition and the financial statements of LROD became the financial statements of the Registrant.

LROD was significantly undercapitalized during the year ended December 31, 1999. As additional sources of capital were being sought, the operations were significantly pared back, particularly sales and marketing activities, and its results of operations for the three months ended March 31, 2000, reflect the resultant decrease in revenues. And, while LROD's operations from October 28, 1999 (effective date of preliminary agreement of merger terms with the Registrant) through the effective date of the Merger were primarily financed with advances from the Registrant, such funding was directed towards rebuilding the necessary resources and infrastructure to actively market and sell products and to service customers, the impact of which is yet to be felt.

As a result of the Merger and a private financing completed immediately after the Merger, the Registrant, as the surviving corporation, has approximately $8.3 million of cash and short-term investments available to finance LROD's continuing operations.

REVENUES
Years Ended December 31, 1998 and 1999: Revenues increased from $697,000 during the year ended December 31, 1998 to $2,095,00 during the same period in 1999, an increase of 201%. Approximately 59% of the 1999 revenues were from licenses, all of which were from LROD's Interaction Manager (formerly CyberCall) product. Revenue from software licenses increased by 257% compared to the same period a year ago, due to a focused effort to market and sell the new version of Interaction Manager (version 3.0), released in October 1998. Revenues from LROD's services increased 144% in 1999 compared to 1998, and accounted for approximately 41% of revenues for 1999. In 1998, revenue was generated from both Interaction Manager and the sale of products developed by Magic Software, which was a third party vendor that Company (formerly conducting business as Venturian Software Enterprises, Inc.)
marketed as a reseller. Since the first sale of Interaction Manager
(version 2.5) occurred in January 1998, all of the revenues in 1997 were related to non-Interaction Manager products and services that were either customized or project based, including some revenue to Magic Software customers.

Three Months  Ended March 31, 1999 and 2000:  Revenues decreased from $632,000 during the three months ended March 31, 1999 to $155,000 during the same period in 2000, a decrease of 75%. Approximately 50% of 2000 revenues and
71% of 1999 revenues were from licenses, all of which were from the
Interaction Manager product.   Revenue from software licenses decreased by
82% compared to the same period a year ago. Revenues from services decreased by 58% for the three months in 2000 compared to the same period in 1999, and accounted for approximately 50% of revenues for the three months in 2000. The overall decrease in revenues and the lower percentage of software revenues were primarily due to the limited financial resources that had restricted new sales and marketing efforts.

COST OF REVENUES
LROD's cost of revenues is composed primarily of: 1) the costs of product materials such as manuals, diskettes, CD-ROMS, and packaging; 2) the cost of servers and related peripheral equipment used by customers to run Interaction Manager and warehouse data; and 3) the labor required to install and implement the solution for customers.

Years Ended December 31, 1998 and 1999: Total cost of revenues, as a percentage of revenues, decreased from 97% in 1998, to 60% in 1999. The higher costs in 1998 were the consequence of disproportionately greater labor expense required to install the earlier versions of the Interaction Manager product.

Three Months Ended March 31, 1999 and 2000: Total cost of revenues, as a percentage of revenues, increased from 46% for the three months ended March 31, 1999, to 203% for the same period in 2000, reflective of the increases in the number of service staff and travel costs.

SALES AND MARKETING
Years Ended December 31, 1998 and 1999: Sales and marketing expenses increased 24% from $1,604,000 to $1,987,000 from 1998 to 1999, respectively. Sales and marketing as a percentage of revenue decrease from 230% to 95%. This improvement was due to gaining momentum in the market and due to cost containment in the following expense categories: salaries and benefits, travel and entertainment, and general marketing activities. Trade show and collateral expenditures were reduced from 1998 to 1999 as LROD found more success focusing its efforts primarily on direct sales efforts to select e-business customers.

Three Months Ended March 31, 1999 and 2000: Sales and marketing expenses increased 26% from $416,000 to $523,000 for the three months ended March 31, 1999 and 2000, respectively. Sales and marketing expenses as a percentage of revenue increased from 66% to 337%, primarily a function of the lower revenue.

GENERAL AND ADMINISTRATIVE
General and administrative expenses are composed principally of salaries of administrative and technical support personnel, fees for professional services, amortization of other intangible assets, and facilities expenses.

Years Ended December 31, 1998 and 1999: General and administrative expenses increased from $1,431,000 in 1998 to $1,915,000 in 1999. As a percentage of revenues, general and administrative expenses actually declined from 205% to 91%. This favorable trend as a percent of sales was primarily due to managing overall expenses even while revenues increased. It was secondarily due to lower occupancy costs in 1999 due to not having certain moving expenses as in 1998.

Three Months Ended March 31, 1999 and 2000: General and administrative expenses increased from $412,000 for the three months ended March 31, 1999 to $614,000 for the same period in 2000. As a percentage of revenues, general and administrative expenses increased from 65% to 396%, primarily a function of the lower revenue.

RESEARCH AND DEVELOPMENT
Years Ended December 31, 1998 and 1999: Research and Development expense, composed principally of the compensation costs of product development staff, decreased from $1,105,000 to $1,088,000 from 1998 to 1999. Limited financial resources constrained LROD's expenditures in this area.

Three Months Ended March 31, 1999 and 2000: Research and development expense increased from $194,000 to $403,000 for the three months ended March 31, 2000 compared to the same period in 1999. Research and development expenses as a percentage of revenue increased from 31% to 261%. The higher expense is due to increasing development efforts directed at the Interaction Manager product.

INTEREST EXPENSE
Years Ended December 31, 1998 and 1999: The amount in 1999 included $480,000 for the recorded value of warrants issued to LROD's bridge lender.

Three Months Ended March 31, 1999 and 2000: Interest expense was $101,000 for the three months ended March 31, 2000, an increase of $94,000 over the $7,000 for the comparable period in 1999. The increased interest expense is reflective of the increased borrowings from CE Software Holdings, Inc., Venturian Corp., and CC Management, LLC.

LIQUIDITY AND CAPITAL RESOURCES

LROD sought equity financing from institutional investors beginning in
March 1999. To finance its operations while it was seeking this financing, LROD obtained a $1,350,000 credit line and issued warrants to the participants
of the lender.   Nevertheless, the equity financing was impaired by market
conditions and LROD's deteriorating financial condition. LROD terminated the equity financing in August 1999. Because it did not meet the objectives for equity financing contained in the credit agreements, it was in default under its debt agreement at the time of such termination. LROD was forced to significantly scale back the scope of its operations starting in August 1999 because of the unavailability of further financing.

LROD began negotiation of an agreement with the Registrant in September 1999 and reached preliminary agreement in October with respect to a proposed business combination. As part of this preliminary agreement, LROD received short-term financing of $150,000 from one of its two largest shareholders and a commitment of its other largest shareholder to continue to fund its development efforts. LROD also received a limited amount of financing from the Registrant at this time in the form of secured promissory notes. LROD also entered into a preliminary agreement to restructure its credit agreement, committing to issue shares of the Registrant's stock if the Merger was completed for the warrants held by the participants of the Lender, and to extend the maturity of advances under the agreement to June 30, 2001.

For the three months ended March 31, 2000, LROD has been dependent on short-term funding provided principally by the Registrant. At the closing of the merger, however, funds in the amount of approximately $8,300,000 were made available to LROD, consisting of approximately $1,550,000 from CE Software Holdings, Inc. (of which approximately $548,000 is to be placed in escrow in accordance with the agreement and plan of merger), $6,440,000 of net proceeds from a private offering of 875,000 shares of common stock, and $300,000 pursuant to a sale of new shares to an existing shareholder.

The funds from all of these activities will be used for marketing, sales, product development, professional services, and expansion of infrastructure. The Registrant anticipates that the cash provided will be adequate to finance operating activities until the middle of the fourth quarter of 2000. After that time, the Registrant's ability to meet its cash requirements will be dependent upon its ability to successfully execute its plan of operations and on resulting cash flow and the market value of its securities.

SCHEDULE C





Unaudited Pro Forma Combined Balance Sheet at, and Summary of
Operations for Three Months Ended, March 31, 2000

PRO FORMA FINANCIAL INFORMATION

CE Software Holdings, Inc.  and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet
March 31, 2000

The following unaudited pro forma combined balance sheet as of March 31, 2000 gives effect to: (1) the completion of the proposed merger with ATIO (including the spin-off of CE Software) for aggregate consideration of 1,044,429 shares of CESH (which includes
CESH shares issued due to the conversion of approximately $1,991,000 of ATIO notes payable to affiliates into ATIO common stock subsequent to March 31, 2000 as reflected in the Agreement and Plan of Merger), (2) the private offering issuance of approximately 875,000 shares of CESH at an estimated offering price of $8.00 per share, net of estimated offering costs of $560,000, for net proceeds of $6,440,000, (3) the purchase of 148,900 shares of CESH at $6.48 per share by Venturian for which $455,146 is to be paid at the effective time of the merger and the balance of $509,726 fully paid sixty days thereafter, and (4) the amendment by CESH of the par value of its common stock from $.10 per share to $.01 per share as required by the Agreement and Plan of Merger, as if each of (1) through (4) occurred on March 31, 2000. The proposed merger will be accounted for as a reverse acquisition of CESH (a "shell company" as a result of the spin-off of its subsidiary, CE Software) by ATIO.

The following unaudited pro forma financial data may not be indicative of what the financial condition of CESH would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the financial condition of CESH that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statement and notes thereto, and the historical financial statements and notes thereto of CESH and ATIO included herein.

                                       CE Software    CESH after CE                Pro Forma         Pro Forma
                              CESH       Spinoff      Software Spinoff    ATIO      Adjustments       Combined

Cash and cash equivalents  $2,593,635    420,787        2,172,848        46,525      6,440,000 (B)    9,114,519
                                                                                      455,146  (C)
Accounts receivable           400,764    400,764                -       186,698              -          186,698
Due from affiliates                 -          -                -             -              -                -
Notes receivable from
  CE Software Holdings      2,806,344          -        2,806,344             -     (2,806,344)(H)            -
Notes receivable from
  Venturian Corporation             -          -                -             -        509,726 (C)      509,726
Inventory                     178,789    178,789                -             -              -                -
Other current assets          375,265    374,489              776        80,429              -           81,206
                        ________________________________________________________________________________________
Total current assets        6,354,797  1,374,829        4,979,968       313,652      4,598,528        9,892,148
                        ________________________________________________________________________________________
Net property,
  plant, and equipment      1,270,388  1,270,388                -       413,365              -          413,365
Intangible assets              15,947     15,947                -             -              -           23,285
Other assets                   51,770     28,485           23,285             -              -                -
                        ________________________________________________________________________________________
Total assets               $7,692,902  2,689,649        5,003,253       727,017      4,598,528       10,328,798
                        ________________________________________________________________________________________
                        ________________________________________________________________________________________
Current portion of
  long-term debt             $104,324    104,324                -     1,350,000              -        1,350,000
Trade accounts payable        202,336    202,336                -       779,600              -          779,600
Due to affiliates                   -          -                -        66,306              -           66,306
Other accrued expenses        347,295    344,042            3,253     1,206,051              -        1,209,304
Notes payable to CESH               -          -                -     2,806,344     (2,806,344)(H)            -
Notes payable to affiliates         -          -                -     2,264,380     (1,990,762)(A)      273,618
                        ________________________________________________________________________________________
Total current liabilities     653,955    650,702            3,253     8,472,681     (4,797,106)       3,678,828
                        ________________________________________________________________________________________
Long-term debt, net
  of current portion1          87,588    187,588                -             -              -                -
                        ________________________________________________________________________________________
Total liabilities             841,543    838,290            3,253     8,472,681     (4,797,106)       3,678,828
Redeemable common stock             -          -                -       500,000       (500,000) (A)           -
Common stock                  113,010          -          113,010        87,000        (87,000) (A)      31,984
                                                                                         10,444 (A)
                                                                                          8,750 (B)
                                                                                          1,489 (C)
                                                                                       (101,709)(D)
Additional paid-in capital  6,017,657  1,130,667        4,886,990     6,597,088       2,567,318 (A)  21,547,738
                                                                                      6,431,250 (B)
                                                                                        963,383 (C)
                                                                                        101,709 (D)
Unearned compensation               -          -                -       (20,968)              -         (20,968)
Retained earnings
  (accumulated deficit)       720,692    720,692                -   (14,908,784)                    (14,908,784)
                        ________________________________________________________________________________________
Total shareholders' equity  6,851,359  1,851,359        5,000,000    (8,245,664)      9,895,634       6,649,970
                        ________________________________________________________________________________________
Total liabilities and
   shareholders' equity    $7,692,902  2,689,649        5,003,253       727,017       4,598,528      10,328,798
                        ________________________________________________________________________________________
                        ________________________________________________________________________________________


CE Software Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Combined Summaries Of Operations

Quarter Ended March 31, 2000

The following unaudited pro forma combined summary of operations for the quarter ended March 31, 2000 gives effect to the completion of the proposed merger with ATIO (including the spin-off of CE Software) for 1,044,429 shares of CESH (which includes CESH shares issued due to the conversion of approximately $1,991,000 of ATIO notes payable to affiliates into ATIO common stock subsequent to
March 31, 2000 as reflected in the Agreement and Plan of Merger) as if it
occurred on January 1, 2000.   The proposed merger will be accounted for as a
reverse acquisition of CESH ( a "shell company" as a result of the spin-off of its operating subsidiary, CE Software) by ATIO.

The following unaudited pro forma financial data may not be indicative of what the results of operations of CESH would have been, had the transaction to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the results of operations of CESH that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statement and note thereto, and the historical financial statements and notes thereto of CESH and ATIO included herein.


                                       CE Software    CESH after CE               Pro Forma     Pro Forma
                              CESH      Spinoff     Software Spinoff     ATIO     Adjustments    Combined
Net revenue                $734,766       734,766                -       154,675           -       154,675
Cost of revenues            218,280       218,280                -       314,884           -       314,884
                        ___________________________________________________________________________________
Gross profit                516,486       516,486                -      (160,209)          -      (160,209)
                        ___________________________________________________________________________________

Sales and marketing        254,376        254,376                -       523,248           -       523,24
General and administrative 591,667        492,767           98,900       613,683      17,500 (G)  730,083
Research and development   185,719        185,719                -       403,250           -      403,250
                        ___________________________________________________________________________________
Total operating expenses 1,031,762        932,862           98,900     1,540,181      17,500    1,656,581
                        ___________________________________________________________________________________
Operating loss            (515,276)      (416,376)         (98,900)   (1,700,390)    (17,500)  (1,816,790)
Other income (expense):
Interest income             78,661          1,933           76,728             -            -      76,728
Interest expense            (5,958)        (5,958)               -      (100,878)       7,500(F)  (93,378)
Miscellaneous income         2,601          2,601                -             -            -           -
                        ___________________________________________________________________________________
Total other income (expense)75,304         (1,424)          76,728      (100,878)     (10,000)    (16,650)
Net loss                $ (439,972)      (417,800)         (22,172)   (1,801,268)     (10,000) (1,833,440)
                        ___________________________________________________________________________________
                        ___________________________________________________________________________________
Pro forma average common
  shares outstanding  (E)                                                                       3,198,426
                                                                                                __________
                                                                                                __________
Pro forma basic and
   diluted loss per share (E)                                                                       (0.57)
                                                                                                __________
                                                                                                __________


CE Software Holdings, Inc. and Subsidiaries

Notes To Unaudited Pro Forma Combined Balance Sheet And Summaries Of Operations

(A) To record the proposed ATIO merger for 1,044,429 shares of CESH (which includes CESH shares issued due to the conversion of approximately $1,991,000 of ATIO notes payable to affiliates into ATIO common stock subsequent to March 31, 2000).

(B) To record the maximum number of 875,000 shares of CESH to be issued on a private offering at an estimated offering price of $8.00 per share less estimated offering costs of approximately $670,000.

(C) To record the issuance of 148,900 shares of CESH to Venturian at $6.48 per share.

(D) To record the reclassification from common stock to additional paid in capital for the amendment of the par value of CESH common stock from $.10 per share to $.01 per share for CESH shares outstanding at March 31, 2000.

(E) For the purpose of determining pro forma basic and diluted loss per share, the proposed issuance of 1,044,429 shares for the ATIO merger, the proposed private offering issuance of 218,750 shares, and the proposed issuance of 148,900 shares to Venturian were considered to have been outstanding from January 1, 2000.

(F) To record a reduction in interest expense, calculated at an average interest rate of 8.25%, resulting from the conversion of approximately $1,991,000 of ATIO notes payable to affiliates to ATIO shares.

(G) To record additional general and administrative expenses that, in the opinion of management, would have been necessary to operate CESH separately from CE Software from January 1, 2000.

(H) To eliminate notes receivable and notes payable balances due to consolidation.